Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-260620) of Arteris, Inc. of our report dated March 7, 2022, relating to the consolidated financial statements of Arteris, Inc. which appears in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California
March 7, 2022